EXHIBIT 5.1

[LETTERHEAD OF FIRSTENERGY CORP.]

March 5, 2013

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Re:	$650,000,000 aggregate principal amount of FirstEnergy Corp.’s 2.75% Notes, Series A, due 2018 and $850,000,000 aggregate principal amount of FirstEnergy Corp.’s 4.25% Notes, Series B, due 2023

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Service Company, and have acted as counsel for its parent FirstEnergy Corp., an Ohio corporation (the “Company”). This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-181519) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $650,000,000 aggregate principal amount of its 2.75% Notes, Series A, due 2018 and $850,000,000 aggregate principal amount of its 4.25% Notes, Series B, due 2023 (collectively, the “Notes”), issued under an Indenture, dated as of November 15, 2001, as amended (the “Senior Note Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented by an Officer’s Certificate, dated March 5, 2013 (the “Officer’s Certificate,” and together with the Senior Note Indenture, hereinafter referred to as the “Indenture”) and sold pursuant to the Underwriting Agreement, dated February 28, 2013, by and among J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., PNC Capital Markets LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation
S-K under the Act.

In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Indenture, the forms of the Notes, the Underwriting Agreement, the Articles of Incorporation and the Code of Regulations (as amended and restated, where applicable) of the Company and resolutions adopted by the Board of Directors of the Company on September 13, 2001, March 15, 2011 and May 15, 2012 and resolutions adopted by the Finance Committee of the Board of Directors of the Company on February 19, 2013 and February 28, 2013 authorizing the issuance and sale of the Notes. In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this letter. In particular, I or persons under my supervision or control have reviewed and relied upon the in-house opinions and certificates of officials of the Company and its affiliates delivered in connection with the original execution and delivery of the Senior Note Indenture. In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture and the authentication of the Notes, and have assumed that, the Notes have been paid for by the Underwriters and that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision or control are genuine, which assumptions I have not independently verified.

I am a member of the Bar of the State of Ohio, and, for purposes of this letter, I do not hold myself out as an expert on the laws of any other jurisdiction. I express no opinion herein as to the application or effect of the laws of any jurisdiction other than the laws of the State of Ohio. The phrase “the laws of the State of Ohio” and similar phrases refers to the laws of the State of Ohio that are, in my experience, generally applicable to the transactions of the type contemplated under the Underwriting Agreement, and specifically excludes (i) laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; (ii) zoning, land use, building code and construction laws; and (iii) any environmental, labor, tax, pension, employee benefit, antiterrorism, money laundering, insurance, antitrust, securities or intellectual property laws.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Notes have been authorized by all necessary corporate action of and executed by the Company.

My opinion is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this letter into the Registration Statement and to the use of my name in the Prospectus Supplement dated February 28, 2013, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Gina K. Gunning
Associate General Counsel of
FirstEnergy Service Company